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Hani Durzy
eBay Inc.
408.376.7458
hdurzy@ebay.com

COO Maynard Webb To Retire from eBay Inc.

San Jose, Calif., May 1, 2006 — eBay Inc. (Nasdaq: EBAY) today announced that Maynard Webb, its Chief Operating Officer, plans to retire from the company in August 2006. Webb is responsible for corporate operations, including the legal, human resources, and corporate technology functions. In 1999, Webb joined eBay as President, eBay Technologies, and in June 2002, he was named COO of eBay Inc. During his career at eBay, Webb also played an integral role in leading the development and growth of the company’s product management, customer support, and trust and safety departments. Under Webb’s stewardship, the eBay operations and technology teams built the foundation that enabled the company’s unparalleled growth.

“I want to thank Maynard for all of his contributions to making this company successful, and wish him well as he starts the next chapter of his life,” said Meg Whitman, President and CEO, eBay Inc. “In his time at eBay, Maynard built a world-class operations group that managed our phenomenal growth. He’s been a great partner and a close friend, and I will miss him.”

“Working at eBay for the past seven years has been an amazing experience,” said Webb. “I’ve had the pleasure of working side-by-side with some of the smartest and most innovative people in the industry to build a community-oriented business that has changed people’s lives. It doesn’t get better than that.”

eBay has no plans to fill Webb’s role. Over the past year, Webb and Whitman oversaw the decentralization of many operational functions in order to better serve the business needs of the company’s various platforms. Mike Jacobson, General Counsel, and Beth Axelrod, Senior Vice President of Human Resources, will report directly to Whitman. Corporate technology will be jointly managed by Matt Carey, Chief Technology Officer, eBay Marketplaces, and Scott Thompson, Chief Technology Officer, PayPal.

Prior to joining eBay, Webb was senior vice president and CIO at Gateway, Inc. He also worked as CIO at Bay Networks and managed technology operations at Quantum, Thomas Conrad, Figgie International, and IBM.

About eBay Inc.
Founded in 1995, eBay pioneers communities built on commerce, sustained by trust, and inspired by opportunity. eBay enables ecommerce on a local, national and international basis with an array of websites – including the eBay Marketplaces, PayPal, Skype, Kijiji, Rent.com and Shopping.com – that bring together millions of buyers and sellers every day.